Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northern Trust Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 No. 333-105423 and on Form S-8 Nos. 333-86418, 333-84085, 333-52623 and 333-58784 of Northern Trust Corporation of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Northern Trust Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the Form 10-K of Northern Trust Corporation dated February 28, 2007. The aforementioned report with respect to the consolidated financial statements of Northern Trust Corporation and subsidiaries refers to changes in its method of accounting for stock-based compensation and its method of accounting for defined benefit pension and other postretirement plans.

/s/ KPMG LLP

Chicago, Illinois

February 28, 2007